Exhibit 10.1

                      ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the _____day of June 2004 by and between Direct Response Financial Services, Inc., a Colorado corporation ("Direct"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, Direct and LJCI are parties to that certain 8 % Convertible Debenture dated as of January 9, 2003 ("Debenture"); and

WHEREAS, Direct and LJCI are parties to that certain Warrant to Purchase Common Stock dated as of January 9, 2003 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Direct and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. Immediately upon execution of this Addendum by both parties, Direct shall deliver 2,000,000 registered shares of Direct's Common Stock to LJCI. Such shares shall be used by LJCI to fulfill Direct's obligation to deliver shares for Debenture conversions and Warrant exercises that are associated with the Warrant prepayment amount set forth in section 3 below. In the event that the 2,000,000 registered shares are not sufficient to satisfy such Debenture conversions and Warrant exercises, Direct shall deliver additional registered shares to LJCI at the time they are needed. In the event that excess shares remain after LJCI has fully used the Warrant prepayment amount set forth in section 3 below, LJCI shall use the excess shares to fulfill Direct's obligation to deliver shares for the next Debenture conversions and Warrant exercises, until the excess shares are fully used.

3. Upon receipt of the 2,000,000 registered shares of Direct Common Stock set forth in section 2 above, LJCI shall wire: (a) $40,000 to Direct, and (b) $20,000, in whole or in part, to an investor awareness company or companies on behalf of Direct. Such funds shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds shall be at LJCI's sole discretion. Direct shall not be able to prevent LJCI from converting the Debenture and shall not be able to prepay the Debenture, regardless of the price of the Stock, in connection with the Debenture conversions associated with such Warrant prepayment.

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4.       Effective  immediately,  and until the Debenture  conversions  that are associated with the Warrant prepayment amount set forth in section 3 above are completed, the minimum monthly Debenture conversion and Warrant exercise requirements contained in section 3.1(a) of the Debenture and section 1.1 of the Warrant are waived.

5. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WINESS WHEREOF, Direct and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Direct Response Financial Services, Inc.        La Jolla Cove Investors, Inc.

By: ___________________________                 By: ____________________________

Name: _________________________                 Name: __________________________

Title: ________________________                 Title: _________________________



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